Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS FIRST-QUARTER RESULTS

PEARL RIVER, N.Y. - May 4, 2006 - Hudson Technologies, Inc. (Nasdaq: HDSN), a leading refrigerant services company specializing in proprietary on-site decontamination services for large comfort and process cooling systems, today announced results for the first quarter ended March 31, 2006.

Revenues for the first quarter of 2006 were $6,906,000, an increase of $2,324,000 or 51% from the $4,582,000 reported during the comparable 2005 period. Sales of refrigerants increased by $1,859,000 and RefrigerantSide® Services revenues almost doubled, increasing by $465,000 compared to the same period in 2005. Net income for the first quarter was $247,000, after an $87,000 non-cash charge for share-based compensation due to the adoption of SFAS 123r as of January 1, 2006, or $0.01 per common share, compared to $223,000, or $0.01 per common share, reported during the comparable 2005 period.

Comments by Kevin J. Zugibe, chairman and chief executive officer, Hudson Technologies:

"In the first quarter of 2006, we continued our growth in revenues and net income. Compared to last year's first quarter, Hudson achieved strong revenue growth registering nearly $1.9 million more revenues from refrigerant sales and $465,000 more revenues from RefrigerantSide® Services, with an increase in both the number and size of RefrigerantSide® Services jobs performed.

"During the first three months of 2006, we again experienced significant growth in our refrigerant sales and achieved gross profit margins for most refrigerants in line with what we normally expect. However, certain refrigerants, that yielded exceptionally high gross profit margins throughout 2005, yielded less than historical margins during the first three months of 2006 due to significant changes in the market. There has been an increase in availability of these refrigerants in the U.S, which has resulted in downward pressure on the sales price of these refrigerants when compared to the 2005 period. At the same time, the Company's suppliers of these products have implemented price increases-due to their increased raw materials, energy and transportation costs-when compared to the 2005 period. The result for 2006 has been significantly lower gross profits on these refrigerant sales, which has been in part offset by the growth in revenues and margin from the Company's RefrigerantSide® Services revenues. Overall, the Company's first quarter 2006 gross profit margins were 25% compared to the 32% for the same period in 2005.

"We are very pleased to have achieved significant growth in the volume and dollars of both our refrigerant sales and our RefrigerantSide® Services revenues, and will be working hard to improve our gross profit margins on these revenues. While we anticipate that the downward price and increased material costs of certain refrigerants will continue into the second quarter of this year, we anticipate that, in the longer term, our margins on these refrigerants will return to historical levels.

"In addition to growing our revenues, we achieved two significant milestones during the first quarter: renewing for two more years our exclusive reclamation contract with DuPont Fluoroproducts, the nation's leading provider of refrigerant products; and achieving certification under the Air-Conditioning and Refrigeration Institute's ("ARI") Refrigerant Testing Laboratory Certification Program for Hudson's refrigerant testing lab, becoming one of only three labs in the U.S. to achieve such certification and demonstrating to customers that Hudson has a high level of quality control and analytical expertise."

Conference Call Information

Hudson Technologies will conduct a conference call on Thursday, May 4, 2006, at 10:00 a.m. Eastern time to discuss the first-quarter 2006 results and additional matters.

To listen to the conference call, dial 866-296-6505. Callers should please call ten minutes prior to the scheduled start time and verbally give the operator the following access code: 7045414.

An audio replay of the call will be available for one week through May 11, 2006, and can be accessed by dialing 1-585-295-5445 and using the following access code: 28258950#.

A web stream replay of the call will be available for 30 days through June 3, 2006 at the following link: http://app.replayrecorder.com/budget?replaycode=28258950

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Investor Relations Contact: Eric Anderson Coltrin & Associates (212) 221-1616 hudsontech@coltrin.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

Consolidated Income Statements

(Unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three month period ended March 31,
	2006	2005

Revenues	$6,906	$4,582
Cost of sales	5,180	3,136
Gross Profit	1,726	1,446

Operating expenses:
Selling and marketing	447	410
General and administrative, including $87
and $0 for share-based payment arrangements	926	747
Total operating expenses	1,373	1,157

Operating income	353	289

Other income (expense):
Interest expense	(103)	(66)
Interest income	2	--
Total other income (expense)	(101)	(66)

Income before income taxes	252	223

Income taxes	5	--

Net income	$247	$223
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Net income per common share - basic and diluted	$0.01	$0.01
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Weighted average number of shares
outstanding - Basic	25,892,974	25,517,594
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Weighted average number of shares
outstanding - Diluted	26,452,910	25,543,680
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